Exhibit 10.50

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT FOR TODD MAVIS

This Amendment (the “Amendment”) is made to the Employment Agreement (the “Agreement”) by and among Danka Office Imaging Company, Danka Business Systems PLC, Danka Holding Company (collectively the “Company”) and Todd Mavis (“Executive”) dated July 26, 2001

WHEREAS, the Company and Executive entered into the Agreement; and

WHEREAS, the Company and Executive desire to adopt this Amendment to modify the Agreement;

NOW, THEREFORE, the Company and Executive hereby agree as follows:

I.

Section 2 shall be stricken from the Agreement and replaced in its entirety with the following:

2. CAPACITY AND DUTIES. Executive shall be employed in the capacity of Chief Executive Officer (“CEO”) of the Company and shall direct and oversee the management and operations of the Company. Executive shall report directly to the Danka Business Systems PLC Board of Directors (the “Board”) as a whole. Executive shall be appointed as a Director of the Board and the Board and the Company shall use their best efforts to cause Executive to be re-elected as a Director of the Board during the remainder of the Term.

II.

Section 5(a) shall be stricken from the Agreement and replaced in its entirety with the following:

(a). SALARY. Beginning on April 1, 2004 and continuing during the Term, the Company will pay Executive a base salary at a rate of $500,000.00 per annum (the “Annual Base Salary”), payable in a manner consistent with the Company’s payroll procedures for U.S. salaried employees. The Human Resources Committee of the Board (the “H.R. Committee”) shall review Executive’s annual base salary at least annually and may increase, but not decrease, the annual base salary.

III.

The fourth sentence of Section 5(a) shall be stricken from the Agreement and replaced in its entirety with the following:

Upon the Company’s achievement of One Hundred Percent (100%) of the budgeted targeted levels of the Performance Bonus Plan, the Company shall pay Executive a bonus equal to Sixty Seven Percent (67%) of Executive’s annual base salary.

IV.

At the earliest permissible opportunity, Executive shall receive from the Company a registered stock option grant in the amount of 300,000 American Depository Shares (“ADSs”) representing ordinary shares of Danka Business Systems PLC. One Hundred Fifty Thousand (150,000) of these shares shall vest in one-third increments over the next three years. One Hundred Fifty Thousand (150,000) of these options shall vest in their entirety five years from the date of this Amendment; however, Executive shall receive accelerated vesting of such options upon the determination by the H.R. Committee that the Company has achieved One Hundred Percent (100%) of its budgeted target level of operating profit or such other metric as reasonably established by the H.R. Committee for the Company’s Fiscal Year 2005.

V.

The changes made in this Amendment to the Agreement shall become effective as of April 1, 2004. Until such date, the Agreement will continue to apply in accordance with its terms.

VI.

This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment to Executive’s Employment Agreement this 15 day of March, 2004.

DANKA BUSINESS SYSTEMS PLC

By:	/s/ Keith J. Nelsen

Name:	Keith J. Nelsen
Title:	Chief Administrative Officer and General Counsel

DANKA HOLDING COMPANY

By:	/s/ Keith J. Nelsen

Name:	Keith J. Nelsen
Title:	Chief Administrative Officer and General Counsel

DANKA OFFICE IMAGING COMPANY

By:	/s/ Keith J. Nelsen

Name:	Keith J. Nelsen
Title:	Chief Administrative Officer and General Counsel

EXECUTIVE

/s/ TODD MAVIS

TODD MAVIS